Exhibit 99.1

Financial Contact:	Media Contact:
Josh Hirsberg	David Strow
(702) 792-7234	(702) 792-7386
joshhirsberg@boydgaming.com	davidstrow@boydgaming.com

BOYD GAMING COMPLETES ACQUISITION OF PALA INTERACTIVE

LAS VEGAS – NOVEMBER 1, 2022 – Boyd Gaming Corporation (NYSE: BYD) today announced that it has closed on its previously announced acquisition of Pala Interactive LLC and its subsidiaries for total net cash consideration of $170 million.

Keith Smith, President and Chief Executive Officer of Boyd Gaming, said: “Online casino gaming is an attractive growth opportunity for our Company, and the acquisition of Pala Interactive provides us with the technology, products and expertise to create a profitable regional online casino business.  We look forward to working with the Pala Interactive team in executing our online casino gaming strategy, which will complement our existing land-based operations and further expand our nationwide customer base.”

About Boyd Gaming

Founded in 1975, Boyd Gaming Corporation (NYSE: BYD) is a leading geographically diversified operator of 28 gaming entertainment properties in 10 states, and manager of a tribal casino in northern California. The Company is also a strategic partner and 5% equity owner of FanDuel Group, the nation's leading sports-betting operator. With one of the most experienced leadership teams in the casino industry, Boyd Gaming prides itself on offering its guests an outstanding entertainment experience, delivered with unwavering attention to customer service.  Through a long-standing company philosophy called Caring the Boyd Way, Boyd Gaming is committed to advancing Environmental, Social and Corporate Governance (ESG) initiatives that positively impact the Company's stakeholders and communities.  For additional Company information and press releases, visit https://investors.boydgaming.com.

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